EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SCBT Financial Corporation

We consent to the incorporation by reference in the registration statements (File No. 333-26029, File No. 333-103708, File No. 333-26031, File No. 333-33092, File No. 333-90014, File No. 333-115919, File No. 333-86922, and File No. 333-103707) on Forms S-8 and File No. 333-155208 on Form S-3 of our reports, dated March 16, 2009, related to the consolidated balance sheet of SCBT Financial Corporation as of December 31, 2008, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended, and the effectiveness of internal control over financial reporting, which reports appear in SCBT Financial Corporation's 2008 Annual Report on Form 10-K.

Charlotte, North Carolina
March 16, 2009